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                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                                       TELEPHONE (617) 670-1000
                                                       TELECOPIER (617) 523-1231


                                 May 22, 1997

Van Eck Funds
99 Park Avenue
New York, New York 10016-1580

Gentlemen:

        As counsel to Van Eck Funds (the "Trust"), we have been asked to render our opinion in connection with the issuance by the Trust of shares of the Gold/Resources Fund (the "Fund"), a series of the Trust, pursuant to a certain Plan of Reorganization and Liquidation (the "Plan"), as more fully described in the Proxy Statement/Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-14 (the "Registration Statement") being filed by the Trust in connection with the proposed reorganization of the Fund with Gold Opportunity Fund, another series of the Trust.

        We have examined the Amended and Restated Agreement and Declaration of Trust dated February 6, 1992 of the Trust, as amended to date, the By-Laws of the Trust, as amended to date, certain resolutions adopted by the Board of Trustees of the Trust, the Registration Statement and such other documents as we deemed necessary for purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the shares of the Fund that are the subject of the Registration Statement will, when sold in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable by the Trust.

        We consent to being to named in the Proxy Statement/Prospectus and to Statement of Additional Information contained in the Registration Statement and a copy of this opinion being filed as an exhibit to the Registration Statement.

                                                Very truly yours,

                                               /s/ Goodwin, Procter & Hoar LLP
                                                   Goodwin, Procter & Hoar LLP